                                                  EXHIBIT 11

                            BANKBOSTON CORPORATION

                   Computation of Earnings Per Common Share

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
                                                                        Quarters Ended            Nine Months Ended
                                                                         September 30                September 30
                                                                      ------------------          ------------------
EARNINGS (in millions)                                                  1997       1996             1997       1996
--------                                                             ---------- ----------       ---------- ----------
1.   Net income                                                        $    226   $     80         $    645   $    449

2.   Less: preferred dividends                                                9          9               27         28
                                                                       --------   --------         --------   --------

3.   Net income applicable to primary and fully diluted
         earnings per common share                                     $    217   $     71         $    618   $    421
                                                                       ========   ========         ========   ========


     SHARES (in thousands)
     ------

4.   Weighted average number of common shares outstanding               145,383    153,103          148,875    153,715

5.   Incremental shares from assumed exercise of
         dilutive stock options as of the beginning
         of the period using the treasury stock method                    2,459      2,080            2,699      2,585
                                                                       --------   --------         --------   --------

7.   Adjusted number of common shares                                   147,842    155,183          151,574    156,300
                                                                       ========   ========         ========   ========

     PER SHARE CALCULATION
     ---------------------

8.   Primary net income per common share
         (item 3 divided by Item 4)                                    $   1.49   $    .46         $   4.15   $   2.74

9.   Primary net income per common share
         (item 3 divided by Item 7)                                    $   1.47   $    .45         $   4.07   $   2.69
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